EXHIBIT 5.1

January 22, 2026

Dermata Therapeutics, Inc.

3525 Del Mar Heights, Rd., #322

San Diego, CA 92130

Ladies and Gentlemen:

We have acted as counsel to Dermata Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 6,207,730 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Such shares of Common Stock consist of: (i) 1,484,312 shares of Common Stock, (ii) 537,750 shares of common stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of the pre-funded warrants (the “Pre-Funded Warrants”), (iii) 2,022,062 shares of common stock (the “Series C Warrant Shares”) issuable upon the exercise of Series C warrants (the “Series C Warrants”), (iv) 2,022,062 shares of common stock (the “Series D Warrant Shares”), issuable upon the exercise of Series D warrants (the “Series D Warrants”), and (v) 141,544 shares of common stock (the “Placement Agent Warrant Shares” and together with the Pre-Funded Warrant Shares, Series C Warrant Shares and Series D Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain warrants issued to H.C. Wainwright & Co., LLC(the “Placement Agent Warrants” and together with the Pre-Funded Warrants, Series C Warrants and Series D Warrants, the “Warrants”).

In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, as amended, the forms of the Warrants, and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when issued in accordance with the terms of the Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler LLP
Lowenstein Sandler LLP